                                   EXHIBIT 99

AT THE COMPANY:   Daniel D. Viren, Senior Vice President-Finance  (614) 864-6400
                  Roy Youst, Director Corporate Communications  (614) 864-6400

FOR IMMEDIATE RELEASE: Monday, August 15, 2005


               R.G. BARRY CORPORATION REPORTS 2ND QUARTER RESULTS
       Slipper Marketer's Improving Performance Reflects Benefits of New
                                Operating Model

PICKERINGTON, Ohio - August 15, 2005 - R.G. BARRY CORPORATION (OTC BULLETIN
BOARD: RGBC) today reported operating results for the second quarter and first half ended July 2, 2005.

For the second quarter, the Company reported:

     - Net sales were $16.2 million compared to $14.5 million in the second quarter of 2004.

     - A quarterly net loss of approximately $113,000, or $0.01 cent per share loss, compared to a quarterly net loss of $8.9 million, or $0.91 per share loss, in the second quarter of 2004. The 2004 quarterly net loss included restructuring and asset impairment charges of about $3.6 million related to the Company's phase out of its manufacturing operations and implementation of a new business model. Comparable charges in the second quarter 2005 totaled $108,000.

     - Quarterly gross profit as a percent of sales improved to 42.2 percent under the Company's revamped operating model compared to 27.8 percent in the second quarter of 2004.

     - Selling, general and administrative expenses also declined in the quarter to approximately $6.8 million from approximately $8.9 million in the comparable period of 2004.

For the half, the Company reported:

     - Net sales were $33.2 million compared to net sales of $32.9 million in the first half of 2004.

     - The Company's first half net loss was approximately $1.0 million, or a $0.10 cents per share loss, compared to a net loss of $23.1 million, or $2.34 per share loss, in the first half of 2004. Included in the 2004 first half net loss were restructuring and asset impairment charges of $11.9 million. Comparable charges in the first half of 2005 totaled approximately $350,000.

     - Gross profit as a percent of sales in first half also continued to improve at 41.2 percent, up from 29.0 percent in the first half of 2004.

     - First half selling, general and administrative expenses declined to approximately $14.2 million from approximately $20.1 million in the first half of 2004.

Net sales for the second quarter and first half, compared to equivalent periods in 2004, included favorable adjustments of approximately $1.1 million related to sales promotions, incentives and returns. The net benefit of these adjustments in gross profit for the second quarter and first half 2005 was approximately $886,000. These adjustments resulted primarily from better than

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anticipated sell-through rates during last year's holiday selling season and better than expected benefits from our selling support initiatives during 2004.

"We obviously are pleased with the second quarter results and believe that the overall improvement in what traditionally is our weakest quarter bodes well for our future," said Thomas M. Von Lehman, President and Chief Executive Officer. "Our strong performance thus far in 2005 is a direct result of the successful implementation of our simplified and refocused business model in 2004.

"In looking forward for the full year, we continue to expect 2005 net sales to be relatively flat against last year, and for the positive year-over-year improvements in profit margin and SG&A expenses to continue through the second half. Clearly, many uncertainties regarding our full-year performance still exist, and we urge caution in developing earnings forecasts. Our operating model is new, and our business remains highly seasonal and dependent upon a healthy holiday sell-through at retail. We are, however, comfortable reiterating our expectation that the Company will return to profitability in 2005," Mr. Von Lehman said.

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 1:00 p.m. EDT today. Management will discuss the Company's performance, its plans for the future and will accept questions from invited participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, go to www.rgbarry.com at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.

Replays of the call will be available shortly after its completion. The audio replay can be accessed through August 22, 2005, by calling (800) 642-1687 or
(706) 645-9291 and using pass code 8213464; or for 30 days by visiting the Company's Web site at www.rgbarry.com. A written transcript of the call will be available for 12 months at the Company's Web site under the "Investors/News Release" section.

R.G. Barry Corporation, the Dearfoams(R) company, is one of the world's leading developers and marketers of comfort footwear for at and around the home. The Company's primary brands include Dearfoams(R) and EZfeet(R). To learn more about the Dearfoams(R) company, visit our Web site at www.rgbarry.com.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this news release, other than statements of historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to continue sourcing products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; our ability to comply with the various terms and covenants of our asset-based

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lending facility with CIT Commercial Services; the Company's ability to maintain its inventory levels in accordance with its plans; the continued demand for the Company's products by its customers and the continuing willingness of its customers and suppliers to support the Company; the strength of the retail market, especially during the holiday selling period; the unexpected loss of key management or one or more of our key customers; and the impact of competition on the Company's market share. Other risks to the Company's business are detailed in our previous press releases, shareholder communications and Securities Exchange Act filings including our Annual Report on Form 10-K for the fiscal year ended January 1, 2005. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.


                              --tables to follow --




                    R. G. BARRY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands of dollars, except for per share data)

                                                 Thirteen weeks ended                   Twenty-six weeks ended
                                           July 2, 2005        July 3, 2004        July 2, 2005        July 3, 2004
                                           ------------        ------------        ------------        ------------
                                                                          (unaudited)
Net sales                                        $16,219            $14,516             $33,209             $32,946
Cost of sales                                      9,381             10,483              19,543              23,400
                                                   -----             ------              ------              ------
     Gross profit                                  6,838              4,033              13,666               9,546
Selling, general and administrative
  expenses                                         6,792              8,857              14,192              20,054

Restructuring and asset impairment
  charges                                            108              3,619                 349              11,901
                                                     ---              -----                 ---              ------
Operating loss                                       (62)           ( 8,443)              ( 875)           ( 22,409)
Other income                                          45                 45                  90                  90
Interest expense, net                               (155)           (   291)            (   240)            (   532)
                                                    -----           --------            --------            --------
Loss from continuing operations before
  income tax and minority interest                  (172)            (8,689)            ( 1,025)           ( 22,851)
Income tax expense                                    (9)              (230)             (   57)               (228)
Minority interest in income of
  consolidated subsidiaries, net of tax               --                (10)                 --                  (9)
                                                 -------            --------            -------             --------
Loss from continuing operations                     (181)            (8,929)             (1,082)            (23,088)
Earnings from discontinued operations,
  net of income taxes                                 68                 16                  68                  16
                                                  ------             ------              ------              ------
     Net loss                                    $ ( 113)          $ (8,913)          $ ( 1,014)          $ (23,072)
                                                 ========          =========          ==========          ==========
Net loss per common share
     basic & diluted                            $ ( 0.01)          $ ( 0.91)           $ ( 0.10)           $ ( 2.34)
                                                =========          =========           =========           =========
Average number of common shares
  outstanding
     basic & diluted                               9,842              9,839               9,839               9,839
                                                   =====              =====               =====               =====


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                           CONSOLIDATED BALANCE SHEETS
                            (in thousands of dollars)

                                                               July 2, 2005      July 3, 2004      Jan. 1, 2005
                                                               ------------      ------------      ------------
ASSETS
Cash                                                                $ 1,029             1,630             $ 958
Accounts receivable, net                                              5,234             8,417            10,141
Inventory                                                            22,965            32,142            20,192
Prepaid expenses and other current assets                             1,663             1,735             1,791
Assets held for disposal                                                 --               290                --
                                                                         --               ---                --
   Total current assets                                              30,891            44,214            33,082

Net property, plant and equipment                                     2,542             4,876             2,718

Other assets                                                          3,296             3,593             3,292
                                                                      -----             -----             -----
   Total assets                                                      36,729            52,683          $ 39,092
                                                                     ======            ======          ========

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable                                              6,398            20,678             4,901
Current installments of long-term debt                                  988             1,847             1,721
Accounts payable                                                      6,378             5,532             5,200
Other current liabilities                                             4,021             6,075             6,387
Long-term debt                                                          294             1,269               479
Accrued retirement costs and other                                   14,750            14,576            15,426
Minority interest                                                                         388                --
Shareholders' equity, net                                             3,900             2,318             4,978
                                                                      -----             -----             -----
   Total liabilities & shareholders' equity                          36,729            52,683          $ 39,092
                                                                     ======            ======          ========